Exhibit D

Paris, 16 October 2015

No. 21-15

APPROVAL OF THE FINAL TERMS OF THE PROPOSED MERGER

Definitive parity: 1.75 MPI shares per Maurel & Prom share

(after payment of an extraordinary dividend of €0.45 per share to MPI shareholders)

Approval of the final terms by the Board of Directors

In generally unfavourable market conditions for the commodities sector, the Board of Directors, meeting yesterday, acknowledged the deterioration in the forward price of oil and one-off production problems in Gabon. This led the Board to recommend that shareholders, at the General Shareholders’ Meeting to be held on 17 December 2015, approve the merger by absorption of MPI at the recommended exchange parity, i.e. 1.75 MPI shares per Maurel & Prom share.

This transaction is part of the Company’s wider strategy to play a leading role in the move to consolidate the oil juniors sector in Europe. All companies in the industry acknowledge this need and are exploring their options.

Independently, and outside of the scope of the proposed merger, Maurel & Prom has obtained an adjustment to the contractual financial conditions with its banks, which should allow the Company to fulfil its commitments at the close of the fiscal year.

Final terms of the proposed merger by Maurel & Prom and MPI’s Boards of Directors: definitive exchange parity of 1.75 MPI shares per Maurel & Prom share

The Boards of Directors of Maurel & Prom and MPI have unanimously (i) voted to confirm the principle of the merger by absorption of MPI by Maurel & Prom announced on 27 August 2015, (ii) approved the final terms and conditions for the transaction as well as the terms of the proposed merger, and (iii) decided to convene their shareholders to a General Shareholders’ Meeting to be held on 17 December 2015 to approve the proposed merger.

The Boards of Directors of Maurel & Prom and MPI came to this decision having reviewed the positive recommendations of their respective ad hoc committees set up in accordance with the preliminary conclusions of the Merger Auditors appointed by the Chairman of the Paris Commercial Court, and, for MPI, the conclusions of Associés en Finance, the appointed independent expert.

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The adopted exchange parity was determined taking a multi-criteria approach based on the discounted future cash flow method, taking into account the macroeconomic context as well as recent events for both companies (in Gabon and Tanzania for Maurel & Prom and in Nigeria for MPI) and on the stock market prices of both companies before the merger was announced.

Based on these analyses, the parity set by the Boards of Directors of Maurel & Prom and MPI is 1.75 MPI shares per Maurel & Prom share, or 7 MPI shares for 4 Maurel & Prom shares.

This final exchange parity factors in an extraordinary dividend of €0.45 for each MPI share with dividend rights. This extraordinary dividend will be subject to approval of MPI shareholders during the 17 December 2015 Ordinary General Shareholders’ Meeting. This dividend is the maximum amount that MPI can pay based on its distributable reserves.

The report of the independent expert appointed by MPI, Associés en Finance, will be available on MPI’s website as soon as possible. It includes its opinion on the fairness of the exchange parity adopted for the merger.

The Merger Auditors’ reports will be made available to shareholders on the websites of both companies as soon as possible after the companies have received them.

The companies will make the following documents available to their shareholders via their websites:

-	the merger treaty, once it is filed with the Clerk of the Paris Commercial Court;

-	an information document regarding the transaction, once this document is filed by the AMF; and

-	updates of both companies’ 2014 Annual Reports, once these documents are filed with the AMF.

The Notice of Meeting for each company’s General Shareholders’ Meeting will be published in accordance with applicable laws and regulations. In accordance with AMF recommendations, the reports of the Boards of Directors of Maurel & Prom and MPI to its General Shareholders’ Meetings will be available on each company’s website on the same day that the Notice of Meeting is published in the Bulletin des Annonces Légales Obligatoires (BALO)).

In addition to approval by the shareholders of Maurel & Prom and MPI, the transaction requires confirmation by the French Financial Markets Authority (AMF) that the merger does not legally oblige Pacifico to file a compulsory buyout offer for both Maurel & Prom and MPI pursuant to Article 236-6 of the General Regulations of the AMF.

According to the proposed schedule, the merger should be approved on 17 December 2015 and definitively completed on 23 December 2015, with retroactive effect from 1 January 2015.

The shareholders of both companies will be notified when the documents and information referred to above, relating to both companies, are available on their websites.

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Important information

This press release does not constitute and shall not be construed as an offer or the solicitation of an offer to purchase, sell or exchange any securities of MAUREL & PROM or MPI. In particular, it does not constitute an offer or the solicitation of an offer to purchase, sell or exchange of securities in any jurisdiction (including the US, the United Kingdom, Australia, Canada and Japan) in which it would be unlawful or subject to registration or qualification under the laws of such jurisdiction.

This business combination is made for the securities of a foreign company, and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in any of the documents made available to the public in the context of the business combination have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

In connection with the proposed transaction, the required information documents will be filed with the Autorité des Marchés Financiers (“AMF”). Investors and shareholders are strongly advised to read, when available, the information documents that have been filed with the AMF because they will contain important information.

Shareholders and investors may obtain free copies of documents filed with the AMF at the AMF’s website at www.amf-france.org or directly from MAUREL & PROM’s website (www.maureletprom.fr) or MPI’s website (www.mpienergy.fr).

For more information: www.maureletprom.fr

MAUREL & PROM

Tel: 01 53 83 16 00

Press, shareholder and investor relations contact

Tel: 01 53 83 16 45

ir@maureletprom.fr

This document may contain forward-looking statements regarding the financial position, results, business and industrial strategy of Maurel & Prom. By nature, forward-looking statements contain risks and uncertainties to the extent that they are based on events or circumstances that may or may not happen in the future. These projections are based on assumptions we believe to be reasonable, but which may prove to be incorrect and which depend on a number of risk factors such as, fluctuations in crude oil prices, changes in exchange rates, uncertainties related to the valuation of our oil reserves, actual rates of oil production and the related costs, operational problems, political stability, legislative or regulatory reforms, or even wars, terrorism and sabotage.

Maurel & Prom is listed for trading on compartment A of Euronext Paris

CAC® mid 60 - SBF120® - CAC® Mid & Small - CAC® All-Tradable - CAC® All-Share – CAC PME – EnterNext© PEA-PME 150

Isin FR0000051070 / Bloomberg MAU.FP / Reuters MAUP.PA

PAR_16OCT15_n°2115_FR